     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated September 23, 2021, accompanying the financial statements of High Yield Corporate Trust, 4-7 Year Series 21 (included in Invesco Unit Trusts, Taxable Income Series 623) as of May 31, 2021, and for the period from June 25, 2019 (date of deposit) through May 31, 2020 and for the year ended May 31, 2021, and the financial highlights for the period from June 25, 2019 (date of deposit) through May 31, 2020 and for the year ended May 31, 2021, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-228229) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
September 23, 2021